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EXHIBIT 10.22

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS THIRD AMENDMENT (this "Amendment"), dated this 2nd day of October, 2003, is made to that certain Employment Agreement by and between ROBERT N. WILDRICK ("Executive") and JOS. A. BANK CLOTHIERS, INC. ("Employer" or "Company"), dated as of November 1, 1999, as amended by that certain First Amendment to Employment Agreement, dated March 6, 2000 and that certain Second Amendment to Employment Agreement, dated May 25, 2001(as so amended, the "Agreement").

        WHEREAS, Executive and Employer are the sole parties to the Agreement; and

        WHEREAS, Executive and Employer have agreed to amend the Agreement,

        NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and Employer hereby amend the Agreement and agree as follows:

          1. Section 2 of the Agreement is hereby amended by deleting from the third line thereof the date "January 29, 2005" and inserting in lieu thereof the date "January 31, 2009".

          2. Section 4.1 of the Agreement is hereby redesignated as paragraph A of Section 4.1 and the following is hereby inserted as paragraph B of Section 4.1:

            B. Subject to annual increases as set forth in Section 4.1A, as modified by the immediately following sentence, the Base Salary for the period from January 30, 2005 through January 31, 2009 shall be $1,000,000. Notwithstanding anything to the contrary contained in Section 4.1A, on the Annual Increase Date in Fiscal 2005, the Base Salary shall automatically be increased by an amount equal to the Base Salary in effect as of January 29, 2005 multiplied by the percentage increase in the consumer price index over the most recently reported 12-month period.

          3. Effective January 30, 2004, Section 4.2.A of the Agreement is hereby deleted and the following is inserted in lieu thereof:

            A. Discretionary Bonus.    Employer shall pay to Executive for the fiscal year ending January 29, 2005 and for each fiscal year thereafter that begins during the Employment Period (each such fiscal year, a "Bonus Year"), a bonus determined in accordance with the management incentive plan as established by the Compensation Committee of the Board of Directors of the Company as of the date hereof (the "Bonus Plan"). Notwithstanding anything to the contrary contained herein or in the Employer's Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended—then, Employer shall pay to Executive the Bonus for such last full Bonus Year as and when such Bonus would have been paid had the Employment Period not ended.

          4. Section 4.7 of the Agreement is hereby amended by inserting at the end thereof the following:

            Upon execution of the Third Amendment to this Employment Agreement, Employer shall grant to Executive an immediately vested option to purchase 100,000 shares of Stock at an exercise price equal to the closing price thereof on the date of grant. [Editor's Note: The closing price on the date of grant was $45.14 per share.] The agreement pursuant to which the option shall be granted shall be generally in the form ordinarily and customarily used by Employer (the "Standard Option Form").

          5. A new section 4.8 is hereby added to the Agreement as follows:

            4.8 Extension Bonus.    Employer requested that Executive forego the $900,000 in severance compensation to which Executive would otherwise be entitled pursuant to Section 6.4 hereof upon expiration of the Employment Period. Executive hereby agrees to forego such severance and in consideration thereof and of the extension of the Employment Period through January 29, 2009, Employer shall pay to Executive an extension bonus in the amount of $900,000. The parties acknowledge and agree that the extension bonus is being paid to Executive in lieu of an equal amount of severance which otherwise would have been payable to Executive had this Employment Agreement expired on January 29, 2005.

          6. Section 6.4 of the Agreement is hereby amended by deleting therefrom the phrase "an amount equal to the sum of (a) $900,000 and (b)".

          7. Section 6.5 of the Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

            6.5 Other Termination Compensation.    In the event this Agreement shall expire or be terminated for any reason whatsoever other than by Employer for cause pursuant to Section 5.2, Employer shall provide to Executive during the remainder of his life such medical, dental, vision and medical expense reimbursement insurance as Executive was receiving from Employer at the time of such expiration or termination, provided, however, that the cost thereof shall not exceed $11,000 per year. In the event that such cost shall exceed $11,000 per year, Executive shall have the right to (a) continue receiving such insurance coverage and pay to Employer the difference between the annual cost thereof and $11,000, or (b) receive such lesser coverage as Executive shall notify Employer he elects to receive up to a maximum cost of $11,000 per year. Executive shall not, except as set forth in this Section 6 and in Section 4.6, be entitled to any compensation following termination or expiration of the Employment Period, except as may otherwise be provided in any stock options granted by Employer to Executive.

          8. Effective January 30, 2004, Section 6.7 of the Agreement is hereby amended by inserting at the end thereof the following:

            In the event (a) Company shall terminate this Agreement for cause (as defined in Section 5.2) or (b) Executive shall terminate this Agreement without good reason (as defined in Section 5.3), the Executive agrees not to compete with the Company as hereinabove set forth for the period from the date of termination through earlier to occur of (y) the third anniversary of the date of termination or (z) January 31, 2009.

            Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Amendment and the terms of the remainder of the Employment Agreement, the terms of this Amendment shall control and prevail. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Employment Agreement. The word "Company" as used herein and in the Agreement shall mean and refer to "Jos. A. Bank Clothiers, Inc." and is used herein and in the Agreement interchangeably with the word "Employer". This Amendment shall hereafter be deemed a part of the Employment Agreement for all purposes.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

JOS. A. BANK CLOTHIERS, INC.

By:	David A. Preiser, Chairman, Compensation Committee	ROBERT N. WILDRICK

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THIRD AMENDMENT TO EMPLOYMENT AGREEMENT